SECURITIES AND EXCHANGE COMMISSION
                             Washington., D.C. 20549
                             (Amendment No. N/A)(1)

                                  SCHEDULE 13G

             Information Statement Pursuant to Rules 13d-l and 13d-2
                    Under the Securities Exchange Act of 1934


                              SOLPOWER CORPORATION
                              --------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    833981103
                                 --------------
                                 (CUSIP Number)


                                October 20, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing Of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "FILED" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------------------                                           -----------------
CUSIP NO.  833981103                                           PAGE 2 OF 5 PAGES
--------------------                                           -----------------
================================================================================
1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Voss
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Australia
      --------------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       8,494,950
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     -0-
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       8,494,950
        PERSON         ---------------------------------------------------------
         WITH:      8  SHARED DISPOSITIVE POWER
                       -0-
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,494,950
      --------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      --------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      35.9%
      --------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------
================================================================================

ITEM 1(A). NAME OF ISSUER:

           Solpower Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           7309 East Stetson Drive, Suite 102, Scottsdale, Arizona 85251

ITEM 2(A). NAME(S) OF PERSON(S) FILING:

           Peter Voss

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

           Level 11, Dominion Building, 533 Little Lourdale Street, Melbourne, Victoria 3000, Australia

ITEM 2(C). CITIZENSHIP:

           Australia

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, Par Value $.01 per share

ITEM 2(E). CUSIP NUMBER:

           833981103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]  Broker or Dealer registered under Section 15 of the Act.
            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.
            (c) [ ]  Insurance  Company as defined in Section  3(a)(19) of the
                     Act.
            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.
            (e) [ ]  An   Investment   Adviser   Section  203 of the Investment
                     Advisors Act of 1940.
            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-l(b)(1)(ii)(F),
            (g) [ ]  Parent  Holding  Company, in accordance with Rule 13d-1(b)
                     (ii)(G); SEE Item 7,
            (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

            Not Applicable

ITEM 4. OWNERSHIP.
        (a) Amount beneficially owned:                               8,494,950
        (b) Percent of class:                                             35.9%
        (c) Number of shares as to which such person. has:
            (i)   Sole power to vote or to direct the vote:          8,494,950
            (ii)  Shared power to vote or to direct the vote:              -0-
            (iii) Sole power to dispose or to direct the
                   disposition of:                                   8,494,950
            (iv)  Shared power to dispose or to direct the
                   disposition of:                                         -0-
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

ITEM 10. CERTIFICATION.

        Not applicable

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 16, 1999
                                              -----------------------------
                                              (Date)


                                              /s/ Peter Voss
                                              -----------------------------
                                              (Signature)

                                              Peter Voss
                                              -----------------------------
                                              (Name/Title)